As filed with the Securities and Exchange Commission on May 25, 2004

REGISTRATION NO. 333 -

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

PARADIGM GENETICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	56-2047837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

108 Alexander Drive

Research Triangle Park

North Carolina, 27709

(Address of Principal Executive Offices)

TissueInformatics. Inc 2001 Stock Option Plan

(Full titles of the plan)

Heinrich Gugger, Ph.D., President and CEO

108 Alexander Drive

Research Triangle Park

North Carolina, 27709

(919) 425-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value per share	350,588 shares	$1.17	$410,188	$51.98

Common Stock, $.01 par value per share	430,052 shares	$0.80	$344,042	$43.60

(1)	The number of shares of Common Stock, par value $.01 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon exercise of options which have been granted and which may hereinafter be granted under the TissueInformatics.Inc 2001 Stock Option Plan, as amended (the “Plan”) to participants eligible to have such shares registered on this form. The maximum number of shares which may be sold upon exercise of options granted under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	Calculated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, as follows: (i) in the case of shares of Common Stock which may be purchased on the exercise of outstanding options, the fee is calculated based on the weighted average exercise price of the outstanding options; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the exercise price of which is therefore unknown, the fee is calculated based on the average of the high and low sales prices per share of Common Stock on the Nasdaq National Market System of the National Association of Securities Dealers Automated Quotation System as of May 20, 2004 within 5 business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

Paradigm Genetics, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 relating to its Common Stock, par value $0.01 per share, which may be sold upon the exercise of options granted or to be granted under the TissueInformatics.Inc 2001 Stock Option Plan, as amended (the “Plan”)

On March 11, 2004, the Registrant completed its acquisition of TissueInformatics.Inc (“TissueInformatics”). TissueInformatics merged with and into the Registrant with the Registrant continuing as the surviving corporation (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2004 and as amended on March 10, 2004, among the Registrant, TissueInformatics.Inc and TVM V Life Science Ventures GmbH & Co. KG (the “Merger Agreement”). Pursuant to the Merger, the Registrant assumed the obligations of TissueInformatics under the Plan and each option is governed by the same terms and conditions that governed the applicable option immediately prior to the Merger except that:

•	each such option will be exercisable for the number of shares of the Registrant’s Common Stock equal to the number of shares of TissueInformatics common stock issuable upon exercise of the option multiplied by .0851855, rounded down to the nearest whole share (the “Closing Shares”);

•	the per share exercise price for the shares of the Registrant’s Common Stock issuable upon the exercise of the assumed option will be equal to the exercise price per share of the TissueInformatics option divided by .0851855 and carried out to three decimal places; and

•	each such option received a contingent interest in additional shares of the Registrant’s Common Stock based on the achievement of milestone events set forth on Exhibit D to the Merger Agreement (the “Milestone Shares”).

PART I

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (filing date March 30, 2004).

(b) The Registrant’s Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders (filing date March 31, 2004).

(c) The Registrant’s Current Report on Form 8-K (filed April 29, 2004).

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (filing date May 17, 2004).

(e) Description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A (Reg. No. 000-30365) filed under the Securities Act of 1933 on April 17, 2000, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.

Item 6.	Indemnification of Directors and Officers.

Section A of Article Tenth of the Restated Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Registrant shall indemnify, and advance expenses to, its directors and officers and to any person who is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as provided above, including service with respect to an employee benefit plan. Section A of Article Tenth also provides that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the Registrant shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors.

Section B of Article Tenth of the Restated Certificate of Incorporation of the Registrant provides that the indemnification and advancement of expenses provided by Article Tenth shall not be deemed exclusive of any other rights such person seeking indemnification or advancement of expenses may be entitled to under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Pursuant to Section C of Article Tenth of the Restated Certificate of Incorporation of the Registrant, the Registrant may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under Article Tenth. Section D of Article Tenth of the Restated Certificate of Incorporation of the Registrant provides that indemnification and advancement of expenses provided by, or granted pursuant to, Article Tenth shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Such Section D of Article Tenth also provides that no repeal or amendment of Article Tenth shall adversely affect any rights of any person pursuant to Article Tenth which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

Article Eleventh of the Restated Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided, such provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law (i) for the breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh also provides that no amendment to or repeal of Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the amendment or repeal and that if the Delaware General Corporation Law is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. A director shall also mean a Continuing Director as defined in Article Thirteenth of the Restated Certificate of Incorporation.

Section 1 of Article VII of the Registrant’s Amended and Restated By-laws provides that each person who was or is made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnittee in connection therewith. Such Article VIII also provides that except with respect to proceedings to enforce rights to indemnification pursuant to Section 3 of Article VIII or as otherwise required by law, the Registrant shall not be required to indemnify or advance expenses to any such Indemnitees in connection with a proceeding (or part thereof) initiated by such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2 of Article VII of the Registrant’s Amended and Restated By-laws provides that the right to indemnification conferred in Section 1 of Article VII shall include the right to be paid by the Registrant the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not otherwise entitled to be indemnified for such expenses under Section 2 of Article VII or otherwise. Section 2 of Article VII also provides that the rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators and that any repeal or amendment of any of the provisions of Article VII shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

Section 3 of Article VII of the Registrant’s Amended and Restated By-laws provides that if a claim under Section 1 or 2 of Article VII is not paid in full by the Registrant within 60 days after a written claim has been received by the Registrant, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. Section 3 of Article VII also provides that if the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. Section 3 of Article VII also provides that in (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Registrant shall be entitled to receive such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Furthermore, such Section provides that neither the failure of the Registrant (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that the indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, not an actual determination by the Registrant

(including its Board of Directors, independent legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. Such Section also provides that in any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses under Article VII, or brought by the Registrant to enforce a right to indemnification or to an advancement of expenses under Article VII pursuant to the terms of an undertaking, the burden of providing that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under Article VII or otherwise shall be on the Registrant.

Section 4 of Article VII of the Registrant’s Amended and Restated By-laws provides that the rights to indemnification and to the advancement of expenses conferred in Article VII shall not be exclusive of any other right to which any person may have or hereafter acquire under any statute, the Registrant’s Certificate of Incorporation as amended from time to time, the Amended and Restated By-laws, any agreement, any vote of the stockholders or disinterested directors or otherwise. Section 5 of Article VII of the Registrant’s Amended and Restated By-laws provides that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Section 6 of Article VII of the Registrant’s Amended and Restated By-laws provides that the Registrant may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Registrant to the fullest extent of the provisions of Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-30758) filed on April 27, 2000 and incorporated herein by reference).

4.2	Restated Certificate of Incorporation of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-30758) filed on April 27, 2000, and incorporated herein by reference).

4.3	Amended and Restated By-Laws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 30, 2001, and incorporated herein by reference).

5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

99.1	TissueInformatics.Inc. 2001 Stock Option Plan (Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 17, 2004 and incorporated herein by reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, North Carolina, on May 25, 2004.

PARADIGM GENETICS, INC.

By:	/s/ HEINRICH GUGGER

Name:	Heinrich Gugger
Title:	Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Heinrich Gugger and Philip R. Alfano, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Paradigm Genetics, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HEINRICH GUGGER Heinrich Gugger	Chief Executive Officer and President (principal executive officer)	May 25, 2004

/s/ PHILIP R. ALFANO Philip R. Alfano	Vice President, Finance, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 25, 2004

Steven Burrill	Director	May , 2004

/s/ MICHAEL SUMMERS Michael Summers	Director	May 24, 2004

Signature	Title	Date

Robert Goodman	Director	May , 2004

/s/ HENRI ZINSLI Henri Zinsli	Director	May 23, 2004

/s/ MARK B. SKALETSKY Mark B. Skaletsky	Director	May 25, 2004

Susan K. Harlander	Director	May , 2004

/s/ LEROY E. HOOD Leroy E. Hood	Director	May 20, 2004

/s/ DOUGLAS R. MORTON, JR. Douglas R. Morton, Jr.	Director	May 21, 2004

PARADIGM GENETICS, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

4.1	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-30758) filed on April 27, 2000 and incorporated herein by reference).

4.2	Restated Certificate of Incorporation of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-30758) filed on April 27, 2000 and incorporated herein by reference).

4.3	Amended and Restated By-Laws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 30, 2001, and incorporated herein by reference).

5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1	TissueInformatics.Inc. 2001 Stock Option Plan (Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 17, 2004 and incorporated herein by reference).